Exhibit (d)(1)(i)

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among

ORACLE SYSTEMS CORPORATION,

POTTER ACQUISITION CORPORATION

And

PORTAL SOFTWARE, INC.

Dated as of June 13, 2006

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) dated as of June 13, 2006 by and among Oracle Systems Corporation, a Delaware corporation (“Parent”), Potter Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Portal Software, Inc., a Delaware corporation (the “Company”), amends certain provisions of the Agreement and Plan of Merger dated as of April 11, 2006 by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Any capitalized term that is used but not otherwise defined in this Amendment shall have the meaning given to that term in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the parties hereto have duly authorized and approved this Amendment.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and the Merger Agreement, as applicable, the parties hereto hereby agree as follows:

Section 1 . Minimum Condition. Clause (i) of the second sentence of Section 2.1(a) of the Merger Agreement is hereby restated in its entirety as follows:

“(i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of all then outstanding Company Shares and”

Section 2 . Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 3 . Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 4 . Merger Agreement. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ORACLE SYSTEMS CORPORATION

By:	/s/ Daniel Cooperman
Name: Daniel Cooperman
Title: Senior Vice President, General Counsel and Secretary

POTTER ACQUISITION CORPORATION

By:	/s/ Daniel Cooperman
Name: Daniel Cooperman
Title: President and Chief Executive Officer

PORTAL SOFTWARE, INC.

By:	/s/ Larry Bercovich
Name: Larry Bercovich
Title: General Counsel and Secretary

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